SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant   [   ]

Filed by a Party other than the Registrant [ X  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement

[   ]  Definitive Proxy Statement

[ X ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
240.14a-12

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

               Harrah's Entertainment, Inc.
-----------------------------------------------------------------

    (Name of Registrant as Specified In Its Charter)
-----------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant): Hotel Employees & Restaurant Employees
International Union

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed

Hotel Employees and Restaurant
Employees International Union ("HERE")
Research Department
1219 28th Street, N.W.
Washington, D.C. 20007
tel. (202) 393-4373
fax (202) 333-6049

For Release: March 27, 1997
Contact: Matthew Walker 202-393-4373



Harrah's (HET) Shareholder Solicits to Rescind Company's Poison
Pill.

The Hotel Employees and Restaurant Employees International Union ("HERE") has commenced solicitation for their shareholder proposal to rescind Harrah's Entertainment Inc.'s poison pill. Harrah's Entertainment Inc. (Ticker: HET) is a casino gaming company headquartered in Memphis, Tennessee. The Harrah's Annual Meeting in Memphis is currently scheduled for April 25, 1997.

The proposal would amend the company's by-laws to redeem Harrah's poison pill and require prior approval by a majority shareholder vote for adoption of any such poison pill in the future.

In 1996, according to the Investor Responsibility Research Center, shareholder support for proposals opposing pills increased to 53.4%, the highest support of any issue that proxy season. Such proposals received eight majority votes in 1996:
Weyerhauser, Rite Aid, Fleming, Supervalu, Rowan, Baker Hughes, Wellman, and Consolidated Natural Gas.

HERE is conducting its own solicitation and has mailed its own proxy card. Management is re-soliciting shareholders. Management's revised card includes the anti-poison pill proposal. Shareholders should contact HERE or Harrah's Entertainment Inc. to obtain updated proxy cards. HERE recommends shareholders not use management's original proxy card.

For more information, contact Matthew Walker at 202-393-4373.